UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 6, 2005

EXAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14225	94-1741481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48720 Kato Road

Fremont, CA 94538

(Address of principal executive offices, including zip code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 6, 2005, Exar Corporation (the “Company”) issued a press release announcing the following:

•	That the Company had received a letter from Nasdaq, dated December 5, 2005, stating that the Company had regained compliance with Nasdaq’s nominations committee requirement for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4350(c)(4).

•	On December 1, 2005, the Company notified Nasdaq that at the meeting of the Board of Directors held on November 29, 2005, the following independent directors were appointed to the Company’s Corporate Governance and Nominating Committee in compliance with Marketplace Rule 4350(c)(4): Frank P. Carrubba, Richard L. Leza, Pete Rodriguez and Oscar Rodriguez. Pete Rodriguez was appointed Chairman of the Corporate Governance and Nominating Committee.

•	At the same Board meeting, the following independent directors were appointed to the Company’s Audit Committee: Guy W. Adams, Richard L. Leza and John S. McFarlane. The Company has yet to regain full compliance with Nasdaq’s audit committee requirements for continued listing set forth in Marketplace Rule 4350(d)(2) because the Company has not yet designated a financial expert within the meaning of such Rule. Nasdaq previously notified the Company that it has until the earlier of its next annual stockholders’ meeting or October 27, 2006 to regain compliance with Marketplace Rule 4350(d)(2). Failure to comply within the required time frame may result in Nasdaq de-listing Exar’s stock or taking other corrective actions.

•	At the Board meeting held on November 29, 2005, the Company’s Compensation Committee was reconstituted to consist of the following independent directors: Guy W. Adams, John S. McFarlane, Pete Rodriguez and Oscar Rodriguez. Oscar Rodriguez was appointed Chairman of the Compensation Committee.

•	Frank P. Carrubba was appointed Chairman of the Board at the November 29, 2005 Board meeting.

A copy of the press release is included as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION

By:	/s/ Ronald W. Guire
Ronald W. Guire Executive Vice President, Chief Financial Officer, Assistant Secretary and Director

Date: December 7, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 6, 2005.